Exhibit 18.1

May 8, 2019

Board of Directors of

Horizon Therapeutics plc

Connaught House, 1st Floor

1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to Horizon Therapeutics plc’s (the “Company”) Quarterly Report on Form 10-Q for the period ended March 31, 2019 (the “Form 10-Q”) pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Form 10-Q.  Note 1 therein describes a change in accounting principle for recording the fair value of intangible assets and related third-party contingent royalties acquired through business combinations under ASC 805 from separately recording the fair value of acquired intangible assets and contingent royalties to third-parties other than the sellers to accounting for the intangible assets and these contingent royalties on a net basis. It should be understood that the preferability of one acceptable method of accounting over another for recording the fair value of acquired intangible assets and related third-party contingent royalties has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable.  Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2018.  Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP